DATE: February 27, 2025
FROM: President and CEO, Andrew Anagnost
TO: All Autodesk Employees
SUBJECT: Important organizational announcement

All,

Today we are making the difficult decision to reduce the size of the Autodesk team by approximately 9% across the company, impacting around 1,350 colleagues.

This decision was made after careful consideration, and I sincerely regret the impact on those who may be affected. You have my assurance that Autodesk will do everything possible to support impacted employees and treat them with care throughout this process.
I want to share more about why we have made this decision and explain the path forward.

Why we are we doing this:

•Reshaping our Go-to-Market (GTM) organization:

Our GTM model has evolved significantly from the transition to subscription and multi-year contracts billed annually to self-service enablement, the adoption of direct billing, and more. These changes position us to better meet the evolving needs of our customers and channel partners. To fully benefit from these changes, we are beginning the transformation of our GTM organization to increase customer satisfaction and Autodesk’s productivity.

•Accelerating investments in AI, platform and our industry clouds:

Our investments in cloud, platform, and AI are ahead of our peers and enable Autodesk to provide more valuable and connected solutions that support a much broader customer and developer ecosystem. To maintain and extend this leadership, we are shifting resources across our GTM, Platform, Industry, and Corporate functions to accelerate investments in these strategic priorities.

•Strengthening our business resilience:

The global business environment is rapidly transforming due to macroeconomic and geopolitical factors, as well as evolving regulations. To remain competitive, resilient, and future-ready, we are evolving our strategy to maximize talent investments, distribute critical expertise globally, and position us to adapt to today’s challenges and tomorrow’s opportunities.

This decision was made by myself and CEO staff and is not the result of any third-party pressure. We long understood the need to drive more efficiency and focus following implementation of the New Buying Experience and we were always going to act on that need independently.

What to expect next: We aim to hold conversations with impacted employees as soon as possible, beginning this week, and with respect to any local laws or regulations based on where they reside. This will include any locally required consultation processes which are different in certain regions outside the U.S. We are also committed to supporting impacted employees throughout this process with severance and assistance in finding alternative jobs and providing career assistance services that will connect them to the resources, information, and people they need to pursue new career opportunities.

A note of thanks: To our team members who may be impacted, I want to extend my sincere appreciation for your contributions to Autodesk. You will always be a part of Autodesk’s story, and I am grateful for everything you have done.

To the team taking us forward, there is nothing easy about saying goodbye to friends and colleagues. I recognize there will be feelings of uncertainty and sadness, but I hope you trust we are making these decisions to strengthen our future and continued success in a competitive sector. I remain grateful for all of you as well.

Throughout Autodesk’s history, we have taken decisive actions to drive our business forward – even when they are difficult. This commitment has been paramount to our success over the last 40 years and remains true today.

Thank you again for your dedication to Autodesk.

Andrew